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                                                                   EXHIBIT 99.01


[VERITAS LOGO]                                                              NEWS

VERITAS Software Corporation
350 Ellis Street
Mountain View, CA 94043
(650) 527-8000


         VERITAS SOFTWARE FILES 2003 10-K AND 10-Q FOR THE QUARTER ENDED
                                 MARCH 31, 2004


MOUNTAIN VIEW, CALIF. - JUNE 14, 2004 - VERITAS Software Corporation (NASDAQ:
VRTSE) today announced that it has filed its Form 10-K for the year ended December 31, 2003, including restated financial statements for 2002 and 2001, the corresponding interim periods for 2002 and 2001 and the interim periods ended March, June and September 2003. The company has also filed its Form 10-Q for the quarter ended March 31, 2004. The company announced on March 15, 2004 that these filings would be delayed as a result of the restatement of its financial statements for 2002 and 2001 and the revision of its previously announced financial results for 2003.

Today's filing brings the company into compliance with the SEC requirements for the filing of its periodic reports. The company expects its common stock to begin trading under the ticker symbol VRTS after NASDAQ completes its process to confirm that the company is in compliance with its listing requirements.

As previously announced, the company decided to restate its financial statements for 2002 and 2001 and to revise its financial results for 2003 as a result of an internal investigation into past accounting practices that were determined not to be in compliance with Generally Accepted Accounting Principles, or GAAP. The investigation was initiated by management and conducted under the direction of the audit committee of the company's board of directors, with the assistance of independent legal and accounting experts. As part of the restatement process, the company performed additional procedures to ensure the accuracy of its financial information. As a result, the company corrected additional errors made in 2003 and prior periods, including errors that were previously not recorded because in each such case and in aggregate it believed the
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amount of any such error was not material to its consolidated financial statements, and made certain revenue, expense and balance sheet reclassifications.

As a result of the restatement, the company has adjusted its financial results as follows:

      - For the quarter ended March 31, 2004, the company reported revenue of $486 million, a decrease of $1 million from the previously announced $487 million. Net income for the quarter was $100 million, a decrease of $3 million from the previously announced $103 million.

      - For the year ended December 31, 2003, the company reported revenue of $1.747 billion, a decrease of $24 million from the previously announced $1.771 billion. Net income for 2003 was $347 million, an increase of $73 million from the previously reported $274 million. Excluding the effect of the Seagate tax settlement, which increased net income by $95 million, net income would have decreased by $22 million.

      - For the year ended December 31, 2002, the company reported revenue of $1.506 billion, a decrease of $1 million from the previously reported $1.507 billion. Net income for the year ended December 31, 2002 was $58 million, an increase of $1 million from the previously reported $57 million.

      - For the year ended December 31, 2001, the company reported revenue of $1.489 billion, a decrease of $3 million from the previously reported $1.492 billion. Net loss for the year ended December 31, 2001 was $636 million, a decrease of $6 million from the previously reported net loss of $642 million.

Additional information regarding the restatement can be found in the company's 2003 Form 10-K filed today with the Securities and Exchange Commission and available on the SEC's website located at www.sec.gov. In addition, the Form 10-K, Form 10-Q and additional information regarding the company's restated financial results are available on the Investor Relations page of the company's website at www.veritas.com.

Q2 2004 OUTLOOK

The company also confirmed its previous guidance for the quarter ending June 30, 2004. The company expects revenue to be in the range of $490 million to $505 million and GAAP earnings per share to be in the range of $0.21 to $0.23.
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2004 ANNUAL STOCKHOLDERS' MEETING

The company will hold its 2004 annual meeting of stockholders at its corporate headquarters in Mountain View, California on August 25, 2004.

ABOUT VERITAS SOFTWARE

VERITAS Software, one of the 10 largest software companies in the world, is a leading provider of software to enable utility computing. In a utility computing model IT resources are aligned with business needs, and business applications are delivered with optimal performance and availability on top of shared computing infrastructure, minimizing hardware and labor costs. With 2003 revenues of $1.75 billion, VERITAS delivers products for data protection, storage & server management, high availability and application performance management that are used by 99 percent of the Fortune 500. More information about VERITAS Software can be found at www.veritas.com.

                                      # # #

PRESS CONTACT:
Andrew McCarthy, Corporate Communications, VERITAS Software
(650) 527-3183, andrew.mccarthy@veritas.com

INVESTOR CONTACT:
Renee Budig, Investor Relations, VERITAS Software
(650) 527-4047, renee.budig@veritas.com

This press release may include estimates and forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including statements relating to projections of future revenue and earnings. These forward-looking statements involve a number of risks and uncertainties, including the risk that we will not gain market acceptance of our products and services, the risk that we will not be able to maintain the quality of our end-user customer and partnering relationships, and the risk that we will not manage our business effectively, that could cause the actual results we achieve to differ materially from such forward-looking statements. For more information regarding potential risks, see the "Factors That May Affect Future Results" section of our most recent reports on Form 10-K and Form 10-Q on file with the Securities and Exchange Commission. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date hereof.

Copyright (C) 2004 VERITAS Software Corporation. All rights reserved. VERITAS, the VERITAS Logo, and Backup Exec are trademarks or registered trademarks of VERITAS Software Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.